Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of SOC Telemed, Inc. of our report dated March 30, 2021 relating to the financial statements of SOC Telemed, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Arlington, Virginia

May 17, 2021